Exhibit 23.5

December 20, 2022

QuantaSing Group Limited

Room 710, 5/F, Building No. 1,

Zone No. 1, Ronghe Road

Chaoyang District, Beijing

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of QuantaSing Group Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Hongqiang Zhao
Name: Hongqiang Zhao